NEWS RELEASE
FOR IMMEDIATE RELEASE
Company Contact:
Stanley J. Musial
Chief Financial Officer
(302) 456-6789
www.sdix.com

Strategic Diagnostics Announces Management Restructuring

NEWARK, Del., January 8, 2004 — Strategic Diagnostics Inc. (Nasdaq: SDIX) — a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today announced that it has eliminated the Chief Operating Officer position, and therefore, Art Koch, the Company’s COO, will be leaving the Company effectively immediately.

Mr. Koch joined the company in 1997 as its Chief Financial Officer. He became Chief Operating Officer in October of 1998. In May of 2003, at the request of the Board, Mr. Koch filled the position of interim Chief Executive Officer, returning to his former position when a new CEO was hired in September 2003.

In announcing Mr. Koch’s departure, SDI’s CEO and President, Matthew Knight said, “The Board of Directors and I want to thank Art for his service and many contributions to the company. In all of his roles, Art has demonstrated a strong and unwavering commitment to the ongoing success of the Company. We wish him great success in all of his future endeavors.”

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek™, Trait Chek™, GMO QuickChek™, and GMO Chek™ are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, the actual amount and timing of the charges described in this release, SDI’s ability to obtain a waiver from its bank regarding these charges, SDI’s ability to effectively and successfully redirect its business strategy, changes in demand for products, delays in product development, delays in market acceptance of new products and new methods for doing business, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand and potentially changing market or governmentally established standards, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.